Exhibit 10.43
CONFIDENTIAL SETTLEMENT AGREEMENT

This Confidential Settlement Agreement (the “Agreement”) is made effective as of the 12thst day of February, 2007, by and between OXIS International, Inc. (“OXIS”) and Steven T. Guillen (“Guillen”). The Agreement is based upon the following recitals of fact, which are hereby incorporated into this Agreement by reference:

A. Guillen has been employed by OXIS as President and Chief Executive Officer pursuant to a written Employment Agreement dated February 28, 2005 ("Employment Agreement");

B. Pursuant to the terms of the Employment Agreement, Guillen was issued Stock Options under the OXIS 2003 Stock Incentive Plan for 600,000 shares of Rule 144 Common Stock of OXIS (the "Stock Options") of which 300,000 were unvested at the time of his termination by OXIS. In addition, in December of 2005 Guillen was issued additional options, (“Bonus Options”), of which options 300,000 were unvested at the time of his termination by OXIS;

C. Guillen’s employment with OXIS was terminated on September 15, 2006;

D. On or about October 16, 2006, Guillen filed a complaint against OXIS in the Superior Court of the State of California, County of San Mateo, Case No. CW 458335, alleging claims for breach of contract, breach of the covenant of good faith and fair dealing, violation of Labor Code section 203 and wrongful termination, which complaint was not been served (the “Complaint”);

E. On or about December 5, 2006, OXIS and Guillen agreed in principle to a settlement which was executed by Guillen but not by OXIS, and which was only partially performed by OXIS. The parties disagree whether this partially executed and performed agreement is enforceable;

F. OXIS and Guillen have agreed enter into this Confidential Settlement Agreement as provided herein in order to effect a full and final adjustment of all their rights, duties, interests and claims, if any, arising out of the Employment Agreement, the Stock Options, the Bonus Options, and their partially executed prior settlement.. Additionally, the parties will retain certain indemnifications and releases, all as provided below, which may exist now or in the future, be had on the terms and conditions set forth herein.

NOW, THEREFORE, IN CONSIDERATION OF THE PROMISES AND COVENANTS SET FORTH BELOW, THE PARTIES MUTUALLY AGREE AS FOLLOWS:

1. Payment of Separation Benefit.

(a) Following the execution of this Agreement, OXIS will pay Guillen the sum of Two Hundred Fifty Thousand Dollars ($250,000) in monthly installments of Ten Thousand Dollars ($10,000) each by automatic bank deposit, subject to standard payroll deductions and withholdings (the "Separation Benefit"). The first such installment covering the period February 15, 2007 through March 15, 2007 shall be made upon execution of this Agreement. Thereafter each monthly installment shall be paid by direct deposit no later than the 17th day of each month, commencing March 17.

(b) Upon execution of this Agreement and expiration of the execution and revocation period set forth in Section 19 hereof, all of the Stock Options and Bonus Options will immediately vest and any portion of the Stock Options and Bonus Options that have not been registered will carry piggyback registration rights subject to the restrictions set forth as part of the debenture financing that closed on October 25, 2006.

(c) Following the execution of this Agreement and expiration of the execution and revocation period set forth in Section 19 hereof, Guillen will be able to exercise the Stock Options and Bonus Options until the later of either the fifth (5th) anniversary of the date the Compensation Committee initially approved the Stock Options and Bonus Options, respectively, or February 15, 2010.

(d) As part of the Separation Benefit, OXIS shall pay Guillen’s health insurance premiums under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") or its California equivalent for employers with 20 or fewer employees (“Cal-COBRA”), on the same basis as these benefits were paid prior to Guillen’s termination (a maximum of $800 per month with Guillen paying the same portion of the benefits as he did during his employment), during 12-month period commencing on Guillen’s date of termination specified above, such payments to be terminated in the event Guillen obtains new health insurance through new employment or otherwise becomes ineligible to receive such benefits. Thereafter, Guillen must pay for whatever group health plan continuation coverage Guillen elects and to which Guillen and his dependants are entitled pursuant to COBRA or Cal-COBRA. The “qualifying event” with respect to Guillen's COBRA or Cal-COBRA rights shall be the termination of employment on the date specified above. The unpaid health insurance premiums for the period September 15, 2006 to March 15, 2007 in the maximum total amount of $4800, shall be paid at the time of execution of this Agreement.

(e) In event that OXIS obtains additional financing in the amount of $1 million or more after February 12, 2007, whether in one transaction or multiple transactions and whether in the form of debt or equity, or in the event of a change in control as defined in the Employment Agreement, then no later than 10 days thereafter, OXIS shall pay Guillen an amount equal to $10,833.33 multiplied by the number of months that he has been paid $10,000 toward the Separation Benefit (the “First Catch-Up Payment”), and thereafter will be paid $20,833.33 per month, provided that the total Separation Benefit, including any Catch-Up Payment shall not exceed $250,000. In the event that the total additional financing received after February 12, 2007 reaches $2 million or more, then no later than 10 days thereafter, OXIS shall pay Guillen up to an additional $104,166.65 (the “Second Catch-Up Payment” representing amounts which might have been paid on the Separation Benefit prior to the execution of this Agreement), provided that in no event shall the total amount of monthly payments toward the Separation Benefit and the First and Second Catch-Up Payments exceed the $250,000 total amount due as Separation Benefit pursuant to Paragraph 1(a).

(f) Although not part of the consideration for this Agreement, Guillen was entitled to receive certain additional sums from OXIS. Specifically, Guillen was entitled to receive payment of the interest and principal on the Promissory Note dated March 10, 2006 between Guillen and OXIS. In addition, Guillen also received pay for any unused vacation time through the date of his termination, and was fully paid for any and all expenses incurred on behalf of OXIS, as well as any unpaid salary accrued prior to the close of business on September 15, 2006, along with interest and penalties pursuant to Labor Code section 203. These sums were paid on or before November 2, 2006. In addition, on or about January 16, 2007, Guillen was paid $3500 in partial payment of attorneys fees incurred pursuant to the terms of the original settlement contemplated by the parties. The Compensation Committee of OXIS met on September 26, 2006 and determined that Guillen is not entitled to any bonus for the year 2006. Guillen has contested the validity of that determination.

2. Guillen Covenants, Promises and Acknowledgments. Guillen agrees to the following:

Upon execution of this Agreement, payment of sums due herein, execution of documents sufficient to vest the Stock Options and Bonus Options and expiration of the execution and revocation period set forth in Section 20 hereof, Guillen will promptly resign from OXIS Board of Directors. In addition, to the extent he has not already done so, Guillen will promptly return the original and all copies of all OXIS files, records, documents, client lists, financial data, plans, drawings, specifications, equipment, pictures, videotapes, or any property or other items concerning the business of OXIS, whether prepared by Guillen or otherwise coming into Guillen's possession or control by virtue of his employment with OXIS.

3. Mutual Release.

(a) Except as expressly provided herein, Guillen, on his own behalf and on behalf of his heirs, spouse, executors, administrators, principals, agents, attorneys, parents and employees, as appropriate, (the “Guillen Releasing Parties”), hereby releases and absolutely forever discharges OXIS, together with its administrators, principals, agents, attorneys, officers, directors, employees, subsidiaries, parents and affiliates, as appropriate (the “OXIS Released Parties”), individually and collectively, of and from any and all known or unknown liabilities, claims, demands for damages, costs, indemnification, contribution, or any other thing for which they or any of them have or may have a known or unknown cause of action, claim, or demand for damages, costs, indemnification, or contribution, whether certain or speculative, which may have at any time prior hereto come into existence or which may be brought in the future in connection with any acts or omissions which have arisen at any time prior to the effective date of this Agreement, including, but not limited to, the Complaint and any and all claims Guillen has or may have relating to, or arising out of the Employment Agreement or employment of Guillen with OXIS or the partially executed settlement, or any claim by Guillen for breach of the Employment Agreement or any claim that Guillen has been wrongfully terminated by OXIS, including any claim for tortuous conduct resulting in personal injuries, any claim for harassment or discrimination on the basis of race, color, national origin, religion, sex, age, sexual orientation, ancestry, medical condition, marital status, physical or mental disability, or other protected class, discharge in violation of public policy and/or violation of any state and federal laws, including without limitation, the Age Discrimination in Employment Act and its amendment, the Older Workers Benefits Protection Act, the Fair Employment and Housing Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, as amended, The Fair Labor Standards Acts, as amended, the National Labor Relations Act, as amended, the Labor - Management Relations Act, as amended, the Worker Adjustment and Retraining Notification Act of 1988, as amended, the Rehabilitation Act of 1973, as amended, the Equal Pay Act, the Pregnancy Discrimination Act, the Employee Retirement Income Security Act of 1974, as amended, the Family Medical Leave Act of 1993, the California Family Rights Act, as amended and the California Labor Code. Provided however, that nothing in this Agreement or in paragraphs 3 (a) and 3 (b) shall release or relinquish in any way any rights, entitlements, claims or demands for indemnity or contribution which a Guillen Releasing Party has, may have or may assert against any OXIS Released Party arising from or in connection with any third party claim relating to Guillen’s prior employment by OXIS or service as an officer and/or director of OXIS (including coverage under OXIS’ directors and officers liability insurance, if any, to the fullest extent permitted thereunder).

(b) The Guillen Releasing Parties acknowledge the existence of and, with respect to the matters released in paragraph 3(a) above, expressly waive and relinquish any and all rights and benefits they have or may have under California Civil Code, Section 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The Guillen Releasing Parties acknowledge that they are aware that they may hereafter discover facts different from or in addition to those which he or his attorneys now know or believe to be true with respect to the matters released in paragraph (a) above, and agree that the release so given in paragraph 3(a), above, shall be and remain in effect as a full and complete release of the respective claims, notwithstanding any such different or additional facts.

(c) Except as expressly provided herein, OXIS, on its own behalf and on behalf of its administrators, principals, agents, officers, directors, employees, subsidiaries, parents and affiliates, as appropriate, (the “OXIS Releasing Parties”), hereby releases and absolutely forever discharges Guillen, together with his heirs, spouse, executors, administrators, as appropriate, (the “Guillen Released Parties”), individually and collectively, of and from any and all known or unknown liabilities, claims, demands for damages, costs, indemnification, contribution, or any other thing for which they or any of them have or may have a known or unknown cause of action, claim, or demand for damages, costs, indemnification, or contribution, whether certain or speculative, which may have at any time prior hereto come into existence or which may be brought in the future in connection with any acts or omissions which have occurred at any time prior to the date of this Agreement, including, but not limited to, any and all claims the OXIS Releasing Parties have or may have relating to, or arising out of the employment of Guillen with OXIS or his service on the OXIS Board of Directors, or any claim by the OXIS Releasing Parties for breach of the Employment Agreement.

(d) The OXIS Releasing Parties acknowledge the existence of and, with respect to the matters released in paragraph 3(c) above, expressly waive and relinquish any and all rights and benefits they have or may have under California Civil Code, Section 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The OXIS Releasing Parties acknowledge that they are aware that they may hereafter discover facts different from or in addition to those which they or their attorneys now know or believe to be true with respect to the matters released in paragraph 3(c), and agree that the release so given in paragraph 3(c), shall be and remain in effect as a full and complete release of the matters released in paragraph 3(c), notwithstanding any such different or additional facts.

4. Conditional Dismissal and Covenant Not to Sue. Upon execution of this Agreement, the Stipulation for Entry of Judgment, payment of the sums due herein, execution of documents sufficient to vest the Stock Options and Bonus Options and expiration of the execution and revocation period set forth in Paragraph 20 hereof, Guillen will file a Notice of Settlement including a conditional dismissal of the Complaint in the form attached hereto as Exhibit “A”. Although OXIS has not answered the Complaint, it stipulates to jurisdiction over the matter and the parties personally and further stipulates that the Court will retain such jurisdiction until final performance of all the terms of the Settlement Agreement, including tolling of any applicable statute, rule or court order affecting timely prosecution of an this action. Guillen further represents that he has no other lawsuits, claims or actions pending in his name, or on behalf of any other person or entity, against OXIS or any Released Parties herein. The parties covenant not to bring any future action to enforce any of the claims released herein.

5. Default.

(a) If any payment of the Separation Benefit required pursuant to paragraph 1(a) is not received by direct deposit on or before the 17th of each month (unless such date falls on a weekend or bank holiday, in which case the payment shall be due on the next business day), Guillen shall provide OXIS with written notice to cure. In the event that the required payment is not paid within five (5) business days after written notice is given, then OXIS will incur a penalty equal to 10% of such monthly payment. In the event that OXIS fails to make the required payment and the 10% penalty within 20 days of the date the Separation Benefit payment was due and following written notice to cure, an “Event of Default” shall be deemed to have occurred and the remaining balance of Separation Payments will be accelerated, becoming due and payable immediately.

(b) Concurrently with the execution of this Agreement, OXIS will execute and deliver to the office of Guillen’s legal counsel, an executed Stipulation for Entry of Judgment in the form attached hereto as Exhibit “B”. Guillen’s counsel shall hold the Stipulated Judgment in escrow which Guillen’s counsel is authorized to file only in the case of an Event of Default which has not been timely cured.

6. Enforcement/Attorneys’ Fees. In any action brought to interpret or enforce the terms of this Agreement the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs incurred.

7. Entire Agreement. This Agreement supercedes and replaces the Confidential Settlement Agreement negotiated and partly performed by the parties and upon execution shall constitute the sole and entire agreement and understanding of the parties with respect to the entire subject matter hereof, and no other agreement (including the Confidential Settlement Agreement), oral or written, shall be deemed to exist or to bind either of the parties hereto.

8. Nonadmission of Liability. This Agreement, and its performance, does not constitute and will not be construed as an admission by OXIS or Guillen of the truth of any contested matter, or of any liability, wrongful act, or omission.

9. Confidentiality of Agreement. The content of this Agreement, and of the parties' discussions pertaining to it, are confidential, and Guillen and OXIS will not disclose or allow the disclosure of any information concerning this Agreement and its performance to anyone, except that the Agreement may be disclosed by either party to his/her/its attorney(s), accountant(s) or spouse(s), and, as required, by subpoena or court order or to governmental taxing authorities or to enforce the rights contained in this Agreement in an appropriate legal proceeding, and notwithstanding anything to the contrary herein, OXIS may disclose the contents of this agreement in filings it makes with the Securities and Exchange Commission, including filing this Agreement as an exhibit to filings it makes with the Securities and Exchange Commission, as required by applicable laws and OXIS may also disclose the contents of this Agreement to third parties conducting due diligence on the Company.

10. Confidentiality of Employment.

(a) The parties recognize and agree that, during the course of Guillen's employment with OXIS, Guillen had access to and became acquainted with OXIS’ lists of clients, projects, computer programs, business plans and strategies, prices, budgets, techniques, inventions, improvements and similar confidential or proprietary materials or information respecting OXIS’ or its clients’ business affairs. In addition, Guillen had access to and became acquainted with confidential information of a personal nature of OXIS and its employees, officers and directors, including, but not limited to, such persons’ salary and benefits, special skills and knowledge, identities and job performance. The parties agree that such business information and information concerning OXIS and/or its employees, officers and directors as set forth above and any other information concerning OXIS reasonably understood to be confidential constitutes “Confidential Information.” All Confidential Information which came into Guillen’s possession shall remain the exclusive property of OXIS. Under no circumstances can such Confidential Information be disclosed, disseminated or published in any manner without the prior written consent of OXIS. Any such unauthorized disclosure shall entitle OXIS and/or any of their directors and officers to all the remedies at law and equity, including the right to seek and obtain a preliminary and permanent injunction. This Agreement is in addition to, and does not supersede or affect, any prior confidentiality agreement which may have been signed by Guillen which shall remain in full force and effect. Notwithstanding the foregoing, “Confidential Information” shall not include any information which (i) becomes generally available to the public or the sweeper industry by any means other than disclosure by Guillen, (ii) becomes available to Guillen in documents form on a non-confidential basis from a source other OXIS, which source is not prohibited from disclosing such information to Guillen by contractual, legal or fiduciary obligation to OXIS, or (iii) was independently acquired by Guillen prior to his employment by OXIS as evidenced by written records.

(b) Guillen agrees that he shall not disparage OXIS to clients or other third parties. Oxis on behalf its officers and directors agrees that they shall not disparage Guillen to clients or other third parties.

(c) The parties acknowledge that a breach of the covenants contained in Paragraphs 9 and 10 may not be compensable by monetary damages and therefore that the aggrieved party may pursue all available equitable remedies, including injunctive relief.

11. Future Cooperation Clause. Guillen agrees that he will not counsel or assist in any material manner any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges or complaints by any third party against OXIS and/or any OXIS Released Parties, unless under subpoena or other court or administrative order or legal process to do so. Guillen further agrees both to notify OXIS within a reasonable period of time upon receipt of any court order, subpoena, or other legal discovery device that seeks or might require the disclosure or production of the existence or terms of this Agreement, and to mail a copy of such subpoena or legal discovery device to OXIS. In addition, Guillen will use reasonable efforts to cooperate with OXIS in connection with any business matters in which he was involved or any existing or potential claims, investigations, administrative proceedings, lawsuits or other legal and business matters which arose during Guillen’s employment as reasonably requested by OXIS, provided that such cooperation does not expose Guillen to any liability or prejudice his ability to defend himself with respect to any such liability.

12. Response to Solicitation for References. Guillen agrees to refer all persons making inquiries of or seeking employment references regarding Guillen from OXIS to its Human Resources Department. OXIS agrees that its Human Resources Department shall respond to all such inquiries by providing only dates of employment and position held.

13. Waiver, Modification and Amendment. No provision hereof may be waived unless in writing signed by both parties hereto. Waiver of any one provision herein shall not be deemed to be a waiver of any other provision herein. This Agreement may be modified or amended only by a written agreement executed by the parties affected thereby.

14. Collaborative Effort. No party hereto or their respective attorneys shall be deemed to have drafted this Agreement, or any portion thereof, for purposes of construing or interpreting any of the terms or provisions in any action or proceeding which may hereinafter arise between them. Except as set forth herein, each party shall bear their own attorneys’ fees and costs incurred in connection with the Complaint, the partially executed settlement and in drafting this Agreement.

15. Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute a single document.

16. Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon the predecessors, successors, heirs and assigns of the parties hereto, and each of them. This Agreement is not intended to constitute a third-party beneficiary contract.

17. Authority. OXIS hereby represents and warrants that the undersigned has the authority to act on behalf of OXIS and its officers and directors who might claim through it and to bind OXIS and its officers and directors and all who may claim through it to the terms and conditions of this Agreement. Guillen represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each party warrants and represents that there are no liens or claims of liens or assignments in law or equity or otherwise of or against any of the claims or cause of action or matters released herein.

18. Severability. If any term, provision, covenant, or condition of this Agreement (the "Provision") is held by an arbitrator or a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect and in no way shall be affected, impaired, or invalidated. If possible, the Provision shall remain in effect but shall be modified by the court or arbitrator only to the extent necessary to make it reasonable.

19. Independent Counsel. OXIS has advised Guillen to consult with independent legal counsel prior to executing this Agreement.

20. Execution and Revocation. Guillen has the right to review and consider this Agreement for a period of twenty-one (21) days prior to execution. Execution prior to the conclusion of said twenty-one (21) day period indicates an express and knowing waiver of the remaining portion of said twenty one (21) day review period and a willingness to enter into this Agreement voluntarily. Further, Guillen has the right to revoke this Agreement within seven (7) days after execution. For such revocation to be effective it shall: (a) be in writing; and (b) be received by OXIS within seven (7) days after execution of this Agreement by Guillen.

21. Notice. Any notice required herein shall be provided to OXIS at its regular business address by facsimile during regular business hours and U.S. Mail, with a copy to Kelly O. Scott, Esq., Ervin, Cohen & Jessup LLP, 9401 Wilshire Boulevard, Ninth Floor, Beverly Hills, California 90212-2974, facsimile number (310) 859-2325. Notice shall be provided to Guillen at his last known address by facsimile and U.S. Mail, with a copy to Alan W. Sparer, Esq., Law Offices of Alan W. Sparer, 100 Pine Street, 33rd Floor, San Francisco, California 94111, facsimile number (415) 217-7307.

Dated: February 27, 2007	STEVEN T. GUILLEN

/s/ Steven T. Guillen

Dated: March 8, 2007	OXIS INTERNATIONAL, INC.

	By:	/s/ Marvin S. Hausman, M.D.
CEO